Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is made and entered into as of May 30, 2012 (the “Closing Date”) by and between COHERENT, INC., a Delaware corporation (“Borrower”), and UNION BANK, N.A., a national banking association, successor to Union Bank of California, N.A. (“Bank”).

SECTION 1. THE CREDIT

1.1          CREDIT FACILITIES

1.1.1       The Revolving Loan.  Bank will loan to Borrower an amount not to exceed Fifty Million and 00/100 Dollars ($50,000,000.00) outstanding in the aggregate at any one time (the “Revolving Loan”).  Revolving Loans will be denominated in Dollars.  The proceeds of the Revolving Loan shall be used for Borrower’s general working capital and corporate purposes.  Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Million and 00/100 Dollars ($1,000,000.00) in accordance with the terms of the Revolving Note (defined below).  All borrowings of the Revolving Loan must be made before the Maturity Date, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable.  The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”).  Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct absent manifest error.  Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.  As of the date of this Agreement, the principal amount outstanding under Borrower’s revolving loan with Bank evidenced by the promissory note dated March 31, 2008 (“Old Note”) shall be deemed the initial principal amount outstanding under the Revolving Loan, and the Old Note is hereby cancelled and superceded by the Revolving Note.

(a)           The Commercial L/C Sublimit.  As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower or its wholly-owned Subsidiaries, one or more irrevocable commercial letters of credit (individually, a “Commercial L/C”) with transport documents presented in a full set to Bank (and, in case of airway bills, consigned to Bank).  The aggregate amount available to be drawn under all outstanding Commercial L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Commercial L/Cs (collectively, the “Commercial L/C Exposure”) plus the Standby L/C Exposure (as defined below) as of such time, shall not exceed Twenty Five Million and 00/100 Dollars ($25,000,000.00) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan.  All Commercial L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute and cause its wholly-owned Subsidiaries to execute, as applicable) Bank’s standard form of commercial letter of credit application and reimbursement agreement.  No Commercial L/C shall expire more than one hundred twenty (120) days from the date of its issuance, and in no event later than the Maturity Date, unless Bank agrees otherwise in its sole and absolute discretion.

(b)           The Standby L/C Sublimit.  As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower or its wholly-owned Subsidiaries, one or more irrevocable standby letters of credit (individually, a “Standby L/C”).  The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs (collectively, the “Standby

L/C Exposure”) plus the Commercial L/C Exposure as of such time, shall not exceed Twenty Five Million and 00/100 Dollars ($25,000,000.00) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan.  All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute and cause its wholly-owned Subsidiaries to execute, as applicable) Bank’s standard form of standby letter of credit application and reimbursement agreement.  No Standby L/C shall expire more than three hundred sixty-five (365) days from the date of its issuance, and in no event later than the Maturity Date, unless Bank agrees otherwise in its sole and absolute discretion.

(c)           Letters of Credit for Subsidiaries; Cash Collateral.

(i)            Obligations Absolute.  The obligation of Borrower to reimburse Bank for each drawing under each L/C shall be absolute, unconditional and irrevocable, and under all circumstances, shall be paid strictly in accordance with the terms of this Agreement and the related L/C documentation.  Notwithstanding that an L/C issued or outstanding is in support of any obligations of, or is for the account of, a Subsidiary (each a “Subsidiary L/C”), Borrower shall be obligated to reimburse Bank for any and all drawings under each such L/C.  Borrower hereby acknowledges that the issuance of L/C’s for the account of Subsidiaries inures to the direct and material benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.  Bank shall not be under any obligation to issue any L/C if the L/C is to be denominated in a currency other than Dollars.  Prior to and as a condition precedent to Bank’s obligation to issue any Subsidiary L/C under which a Subsidiary is the applicant, Borrower shall, if requested by Bank, execute a separate continuing guaranty of the obligations of its Subsidiaries under or in respect of such Subsidiary L/C, including reimbursement obligations and obligations with respect to fees (the “Subsidiary L/C Obligations”) which guaranty shall be in form satisfactory to Bank in its good faith credit judgment.

(ii)           Certain Waivers.  With respect to the Subsidiary L/C Obligations, Borrower authorizes Bank, without notice and without affecting Borrower’s liability with respect thereto, from time to time, to (a) renew, compromise, extend, accelerate, release, subordinate, waive, amend and restate, or otherwise amend or change, the interest rate, time or place for payment or any other terms of all or any part of the Subsidiary L/C Obligations; (b) accept delinquent or partial payments on the Subsidiary L/C Obligations; (c) take or not take security or other credit support for all or any part of the Subsidiary L/C Obligations, and exchange, enforce, waive, release, subordinate, fail to enforce or perfect, sell, or otherwise dispose of any such security or credit support; (d) apply proceeds of any such security or credit support and direct the order or manner of its sale or enforcement as Bank, at its sole discretion, may determine; and (e) release or substitute any Person liable on the Subsidiary L/C Obligations.  To the maximum extent permitted by law, Borrower waives (a) all rights to require Bank to proceed against any Subsidiary, or any other guarantor, or proceed against, enforce or exhaust any security for the Subsidiary L/C Obligations or to marshal assets or to pursue any other remedy in Bank’s power whatsoever; (b) all defenses arising by reason of any disability or other defense of any Subsidiary, the cessation for any reason of the liability of any Subsidiary, any defense that any other indemnity, guaranty or security was to be obtained, any claim that Bank has made Borrower’s obligations more burdensome or more burdensome than the applicable Subsidiary’s obligations, and the use of any proceeds of the Subsidiary

L/C Obligations other than as intended or understood by Bank or Borrower; (c) all presentments, demands for performance, notices of nonperformance, protests, notices of dishonor, notices of acceptance; (d) all rights to file a claim in connection with the Subsidiary L/C Obligations in an case or proceeding under any Debtor Relief Law filed by or against any Subsidiary; (e) all rights to require Bank to enforce any of its remedies with respect to Subsidiary L/C Obligations; and (f) until the Subsidiary L/C Obligations are satisfied or fully paid with such payment not subject to return: (i) all rights of subrogation, contribution, indemnification or reimbursement, (ii) all rights of recourse to any assets or property of such Subsidiaries, or to any collateral or credit support for the Subsidiary L/C Obligations, (iii) all rights to participate in or benefit from any security or credit support Bank may have or acquire with respect to the Subsidiary L/C Obligations, and (iv) all rights, remedies and defenses Borrower may have or acquire against the applicable Subsidiary.  Borrower warrants having established with each Subsidiary adequate means of obtaining, on an ongoing basis, such information as Borrower may require concerning all matters bearing on the risk of nonpayment or nonperformance of the Subsidiary L/C Obligations.  Borrower assumes sole, continuing responsibility for obtaining such information from sources other than from Bank.  Bank has no duty to provide any information to Borrower regarding any Subsidiary.

(c)           Cash Collateral.  If, on the date that is thirty (30) days prior to the Maturity Date, there are any outstanding L/C’s with expirations after the Maturity Date, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such L/C’s, to secure all of the Obligations relating to such L/C’s.

1.2          Terminology.  The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Debt Amount” means, as applicable: (a) with respect to any Funded Debt that is secured by a Lien, Five Million Dollars ($5,000,000), and (b) with respect to any Funded Debt that is unsecured, Ten Million Dollars ($10,000,000).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the purchase or acquisition of all or substantially all of the property or assets of a Person, or of any line of business, business unit or division of a Person, or (b) the purchase or acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity interests of any Person, or otherwise causing any Person to become a Subsidiary, in each case, whether as a result of a merger, consolidation or any other combination with another Person or otherwise.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as now and hereafter in effect, or any successor statute.

“Business Day” means any day on which Bank is open for business for the funding of corporate loans (other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of California)

and with respect to the rate of interest based on the LIBOR Rate (as defined in the Revolving Note), on which dealings in Dollar deposits outside of the United States of America may be carried on by Bank.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” has the meaning given in Section 4.8.

“ERISA” has the meaning given in Section 3.10.

“Funded Debt” has the meaning given in Section 4.8.

“GAAP” means generally accepted accounting principles and practices consistently applied.  Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C” means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

“Lien” means any voluntary or involuntary security interest, mortgage, pledge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower.

“Loan Documents” means this Agreement, the Note, each guaranty (if any), and all other documents, instruments, certificates, opinions and agreements required by Bank and executed in connection with this Agreement, the Note, the Revolving Loans and any L/Cs.

“Maturity Date” means May 31, 2014.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to any Revolving Loan or L/C, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Original Loan Agreement” means that certain Loan Agreement dated as of March 31, 2008 by and between Borrower and Bank, as amended from time to time prior to the Closing Date.

“Permitted Liens” means the Liens permitted pursuant to Section 5.1 below.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth herein, that (a) any Restricted Payment shall be deemed to have occurred on the last day of the recently ended fiscal quarter or fiscal year, as applicable, preceding the date of such transaction for which Borrower was required to deliver financial statements pursuant to Section 4.5, and (b) any Acquisition effected shall be deemed to have occurred on the first day of the most recent four consecutive quarter period ended on or before the occurrence of such transaction for which Borrower was required to deliver financial statements pursuant to Section 4.5.  In connection with the foregoing, (i) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Borrower and its Subsidiaries in accordance with GAAP and (B) such items are supported by financial statements or other information satisfactory to Bank, and (ii) with respect to any indebtedness incurred, deemed incurred, or assumed by Borrower or any Subsidiary (including any Person or property acquired by Borrower or a Subsidiary) (A) such indebtedness shall be deemed to have been incurred as of the first day of the applicable period and (B) if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means with respect to any transaction, event or action with respect to which a certification is required under this Agreement, a certificate of Borrower’s chief financial officer, in form reasonably satisfactory to Bank, certifying that Borrower is in actual compliance with the financial covenants in Sections 4.6, 4.7 and 4.8 as of the end of the fiscal quarter for which financial statements were required to be delivered, and would be in compliance with such financial covenants on a Pro Forma Basis after giving effect to such transaction, event or action.  Each Pro Forma Compliance Certificate, except those delivered in connection with an Acquisition in which the Total Consideration is less than Fifty Million Dollars ($50,000,000), shall include reasonably detailed and sufficient back-up, calculations and other information supporting such certifications (it being understood that the information with respect to the target of any Acquisition that is used to calculate Pro Forma compliance as set forth in the Pro Forma Compliance Certificate shall be the information that is available to Borrower on the date the Pro Forma Compliance Certificate is required to be delivered).

“Restricted Payment” has the meaning given in Section 5.5.

“Revolving Note” means the Amended and Restated Promissory Note, dated as of the date hereof, described above and any other promissory note(s) that may from time to time evidence the obligations of Borrower under this Agreement, each as amended, modified, supplemented extended or restated from time to time.

“Revolving Loan” has the meaning given to such term in Section 1.1.1 above.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Tangible Net Worth” has the meaning given in Section 4.7.

“Total Consideration” means, with respect to any transaction or series of related transactions, the aggregate cash and non-cash consideration paid or payable by Borrower or any of its Subsidiaries (other than consideration consisting of common stock of Borrower) in any such transaction, including upfront cash payments, deferred purchase price, assumption of indebtedness and earn-out obligations; provided that with respect to any amount of consideration that is not determinable prior to closing of a transaction, such amount shall be a reasonable estimate of such amount by Borrower calculated in the same manner that Borrower’s liability for such amount would be determined for inclusion on Borrower’s consolidated balance sheet in accordance with GAAP.

1.3          Prepayment; Payments.  The Revolving Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein.  In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the loan being prepaid.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower shall be made to Bank and immediately available funds not later than 2:00 p.m. on the date specified herein or in the Revolving Note.  If at any time the total aggregate outstanding amount of the Revolving Loans together with the aggregate face amount of all L/C’s (including the amount of all drawn but unreimbursed L/C obligations) at such time exceed the maximum amount of the Revolving Loan then in effect, then, Borrower shall immediately prepay the Revolving Loans and/or cash collateralize to the satisfaction of Bank the obligations in respect of L/Cs in an aggregate amount sufficient to completely eliminate such excess.

1.4          Interest.  The unpaid principal balance of the Revolving Loan shall bear interest at the rate or rates provided in the Note.

1.5          Commitment Fee.  On the last calendar day of each calendar quarter (commencing June 30, 2012), Borrower shall pay to Bank a fee of thirty one-hundredths of one percent (0.30%) per year on the unused portion of the Revolving Loan for the calendar quarter then ended (or portion thereof during which this Agreement is in effect), computed on the basis of a 360 day year for actual days elapsed.

1.6          Disbursement.  Bank shall disburse the proceeds of the Revolving Loan as provided in Bank’s standard form Authorization(s) to Disburse executed by Borrower.

1.7          Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.8          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.9          Reduction or Termination of Revolving Loan Facility.  Upon five (5) Business Days’ notice (which may be conditioned on the effectiveness of the replacement credit agreement or other similar document or the effectiveness of another transaction requiring the termination of this Agreement, and may be revoked by Borrower if such condition is not satisfied), Borrower may terminate, or from time to time permanently reduce, Bank’s commitment to make the Revolving Loan; provided that: (a) any such reduction shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000, and (b) Borrower may not terminate or reduce the Revolving Loan if, after giving effect thereto and any concurrent prepayments hereunder, the total outstanding principal amount of the Revolving Loan (including the Commercial L/C Exposure and the Standby L/C Exposure) would exceed the Bank’s commitment to make Revolving Loans hereunder.  All fees accrued until the effective date of any reduction or termination of the Revolving Loan commitment shall be paid on the effective date of such reduction or termination.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Revolving Loan or issue any L/Cs unless at or prior to the time of each such disbursement or issuance, the following conditions have been fulfilled to Bank’s satisfaction:

2.1                               Compliance.  Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2                               Authorization to Obtain Credit.  Borrower shall have provided Bank with an executed copy of Bank’s form Authorization to Obtain Credit with certified copies of resolutions duly adopted by Borrower’s board of directors and in form satisfactory to Bank, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents.  Such resolutions shall also designate the persons who are authorized to act on Borrower’s behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.3                               Continuing Compliance.  At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1                               Business Activity.  Borrower’s principal business is the manufacture of lasers and the design and manufacture of photonic solutions for a multitude of laser-based applications.

3.2                               Solvency.  As of the Closing Date, Borrower is, individually and taken together with its Subsidiaries, Solvent.

3.3                               Organization and Qualification.  Borrower is duly organized and existing under the Laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required except to the extent that a failure to qualify could not reasonably be expected to result in a material adverse effect upon Borrower or its financial condition, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4                               Power and Authorization.  Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents.  This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5                               Authority to Borrow.  The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any material indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6                               Compliance with Laws.  Borrower is in compliance with all applicable Laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower except to the extent that the failure to be in compliance could not reasonably be expected to result in a material adverse effect upon Borrower or its financial condition.

3.7                               Title.  Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements and Permitted Liens.

3.8                               Financial Statements.  Borrower’s financial statements, including its unaudited balance sheet as at March 31, 2012, and its unaudited statement of operation, unaudited statement of stockholders equity, and unaudited statement of cash flows for its three fiscal months ended March 31, 2012, each prepared on a consolidated basis, have heretofore been furnished to Bank, and fairly present in all material respects Borrower’s financial condition and results of operations for the period covered thereby.  Since October 1, 2011, there has been no material adverse change in Borrower’s financial condition or operations.

3.9                               Litigation.  Except as disclosed in Borrower’s public filings with the Securities and Exchange Commission, there is no litigation or proceeding pending or threatened against Borrower or any of its property which could reasonably be expected to result in a material adverse effect upon Borrower or its financial condition.

3.10                        ERISA.  Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan, except to the extent that any such event could not reasonably be expected to result in a material adverse effect upon Borrower or its financial condition.

3.11                        Regulation U.  No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank or as permitted under Section 5.5, none of the proceeds of the Revolving Loan, nor any L/C, will be used directly or indirectly for such purpose.  Following the application of the proceeds of each borrowing or drawing under each L/C, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Sections 4 or 5 hereof or subject to any restriction contained in any agreement or instrument between Borrower and Bank or any affiliate of Bank relating to indebtedness within the scope of Section 6.13 will be margin stock.

3.12                        No Event of Default.  Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13                        Continuing Representations and Warranties.  The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Revolving Loan disbursement and every L/C issuance and shall be true and correct in all material respects as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full (which with respect to any L/C that remains outstanding shall include the delivery to Bank of cash collateral acceptable to Bank in an amount equal to not less than one hundred five percent (105%) of the outstanding face amount thereof) and Bank has no further obligations to make Revolving Loans or issue or permit to remaining outstanding any L/C, unless Bank otherwise consents in writing, Borrower agrees that:

4.1                               Use of Proceeds.  Borrower will use the proceeds of the Revolving Loan and any L/C that is issued only as provided in Section 1 above.

4.2                               Payment of Obligations.  Borrower will pay and discharge promptly all material taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3                               Maintenance of Existence.  Borrower will maintain and preserve its existence, and all material rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property and assets, equipment and facilities in good order, condition and repair (ordinary wear and tear excepted) except to the extent that a failure to do so could not reasonably be expected to result in a material adverse effect upon Borrower or its financial condition; provided, however, that subject to any other provisions of this Agreement or the other Loan Documents, Borrower shall retain the right to dispose of property, assets, equipment and facilities if Borrower deems it to be in the best interests of its business.

4.4                               Records.  Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower’s expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower’s accounts and records during regular business hours; provided, however, that Borrower shall have the right to deny access to Bank and its representatives to any documents or information that are subject to attorney-client privilege, so long as Borrower makes reasonable efforts to provide Bank or its representatives any non-privileged documents or information included therein.

4.5                               Information Furnished.  Borrower will furnish to Bank:

(a)                                 Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, and its unaudited statement of operation, unaudited statement of stockholders equity, and unaudited statement of cash flows for that fiscal quarter, each prepared on a consolidated basis, with year-to-date totals and supportive schedules, all prepared in accordance with GAAP.

(b)                                 Within ninety (90) days after the close of each fiscal year, a copy of its balance sheet as of the close of such fiscal year, and its statement of operation, statement of stockholders equity, and statement of cash flows for that fiscal year, each prepared on a consolidated basis, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

(c)                                  As soon as available, copies of any Form 10-Q quarterly reports, Form 10-K annual reports, and any other material filings (such as a Form 8-K current report regarding any material occurrence) made by Borrower with the SEC or any other federal or state regulatory authority.  Anything required to be delivered pursuant to Sections 4.5(a) or 4.5(b) above or this 4.5(c) (to the extent any such financial statements, reports or proxy statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such reports, or provides a link thereto, on Borrower’s website on the Internet.

(d)                                 Within forty-five (45) days after the close of each fiscal quarter (except for the final quarter of each fiscal year, in which case within ninety (90) days after the close of such fiscal year), a certification of compliance with all covenants under this Agreement, executed by Borrower’s chief financial officer or other duly authorized officer, in form acceptable to Bank.

(e)                                  Prompt written notice to Bank of any Event of Default, any litigation which could reasonably be expected to have a material adverse effect on Borrower’s financial condition, and any other matter which has resulted in, or could reasonably be expected to result in, a material adverse change in Borrower’s financial condition or operations.

(f)                                   Written notice to Bank reasonably promptly (and in any case within four (4) business days) of any change in Borrower’s executive officers, Borrower’s name or Borrower’s state of organization.

(g)                                 Within fifteen (15) days after Borrower knows that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

(h)                                 Such other financial statements and information as Bank may reasonably request from time to time; provided, however, that no information will be provided to the extent that such information is subject to attorney-client privilege, so long as Borrower makes reasonable efforts to provide Bank or its representatives any non-privileged documents or information included therein.

4.6                               Quick Ratio.  Borrower, on a consolidated basis, will at all times maintain a ratio of cash, accounts receivable and marketable securities to current liabilities (including for purposes of this calculation the outstanding amount of the Revolving Loan) of not less than 1.25:1.00.

4.7                               Total Liabilities to Tangible Net Worth.  Borrower, on a consolidated basis, will at all times maintain a ratio of (a) total liabilities as set forth on Borrower’s balance sheet in accordance with GAAP (plus any amount of Funded Debt that is not included in the determination of total liabilities including, without limitation, obligations and liabilities with respect to issued letters of credit and obligations arising with respect to bank guaranties or equivalents as customarily issued in countries outside of the United States) to (b) Tangible Net Worth of not greater than 1.00:1.00.  “Tangible Net Worth” means Borrower’s consolidated net worth increased, to the extent included as a liability in the calculation of consolidated net worth, by indebtedness subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets and, to the extent included as an asset in the calculation of consolidated net worth, monies due from Affiliates and monies due from officers and directors to the extent required to be listed as a separate line-item on Borrower’s balance sheet or separately noted in the footnotes thereto.

4.8                               Funded Debt to EBITDA.  Borrower, on a consolidated basis, will maintain as of the last day of each fiscal quarter a ratio of Funded Debt to EBITDA of not greater than 2.00:1.00.  “Funded Debt” means, without duplication: (a) all indebtedness for borrowed money (including indebtedness arising under the Loan Documents) or for the deferred purchase price of property or services (excluding obligations to trade creditors incurred in the ordinary course of business and not more than 180 days past due and excluding deferred taxes); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all reimbursement and all other obligations with respect to surety bonds, letters of credit, bank guarantees or equivalents as customarily issued in countries outside of the United States and bankers’ acceptances, in each case whether or not matured; (d) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all capitalized lease obligations; (f) guaranties of indebtedness and obligations described in clauses (a) through (e) above; (g) all indebtedness referred to in clauses (a), (b), (c), (d), (e) or (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by it, even though it has not assumed or become liable for the payment of such indebtedness; and (h) all liabilities under Title IV of ERISA.  “EBITDA” means earnings before interest, taxes, depreciation and amortization, plus non-cash stock compensation and other non-cash charges, for the four (4) fiscal quarters preceding the date of calculation.

4.9                               Insurance.  Borrower will keep all of its insurable property, whether real, personal or mixed, adequately insured by good and responsible companies against fire and such other risks for damages to persons and property as are customarily insured against by companies conducting similar business with respect to like properties.  Borrower will maintain adequate worker’s compensation insurance.

4.10                        Maintenance of Account for Payment of Amounts Due to Bank.  Borrower will at all times (a) maintain with Bank a deposit account that Bank is authorized to charge for any amounts then due to Bank from borrower under this Agreement, the Note or any other Loan Documents, including interest, principal, fees, costs, expenses or other amounts due to Bank hereunder or thereunder, and (b) ensure that such account has immediately available funds sufficient to pay any such amounts payable to Bank as and when they become due and payable.

4.11                        Additional Requirements.  Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time; provided, however, that no information will be provided to the extent that such information is subject to attorney-client privilege, so long as Borrower makes reasonable efforts to provide Bank or its representatives any non-privileged documents or information included therein.

4.12                        Litigation and Attorneys’ Fees.  Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other reasonable expenses paid or incurred by Bank in collecting, modifying or compromising the Revolving Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents.  If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.13                        Bank Expenses.  Upon Bank’s request, Borrower will pay or reimburse Bank for all reasonable costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Revolving Loan and any L/C, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full (which with respect to any L/C that remains outstanding shall include the delivery to Bank of cash collateral acceptable to Bank in an amount equal to not less than one hundred five percent (105%) of the outstanding face amount thereof) and Bank has no further obligations to make Revolving Loans or issue or permit to remaining outstanding any L/C, unless Bank otherwise consents in writing, Borrower agrees that:

5.1                               Liens.  Borrower will not create, assume or suffer to exist, any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for the following:

(a)                                 Liens, if any, in favor of Bank,

(b)                                 Liens for taxes not delinquent and taxes and other items being contested in good faith,

(c)                                  minor encumbrances and easements on real property which do not affect its market value in any material respect,

(d)                                 existing Liens as of the date hereof on Borrower’s personal property,

(e)                                  purchase money security interests and security interests under capital leases encumbering only the personal property purchased or leased and the proceeds thereof,

(f)                                   judgment Liens that do not constitute an Event of Default under this Agreement,

(g)                                 the interests of lessors under operating leases and capital leases encumbering only the property leased and the proceeds thereof,

(h)                                 Liens on property of an entity existing at the time such entity is merged into or consolidated with Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the entity so merged into or consolidated with Borrower,

(i)                                    Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrower’s business and not in connection with the borrowing of money,

(j)                                    Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(k)                                 Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(l)                                    Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business,

(m)                             bankers’ Liens, rights of set-off and similar rights and remedies arising by Law or contract in favor of banks, brokerage firms and other such financial institutions with respect to cash and securities deposited with such banks, brokerage firms and other such financial institutions to the extent such Liens, rights and remedies secure or extend solely to amounts due as a result of the administration or maintenance of such deposited cash and securities,

(n)                                 Liens securing the payment of insurance premiums financed by an insurance financing company to the extent such Liens extend solely to returned premiums on the insurance policies so financed,

(o)                                 licenses of property granted in the ordinary course of business,

(p)                                 customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement, and

(q)                                 other Liens securing obligations in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding.

Borrower shall not agree or consent to any restriction on Borrower’s ability to create, assume or suffer to exist any Lien on any of its property to secure its obligations under this Agreement or the other Loan Documents to which it may from time to time be a party, except (i) agreements in favor of the Bank or (ii) prohibitions or conditions under (A) any purchase money debt or capital lease obligation solely to the extent that the agreement or instrument governing such purchase money debt or capital lease obligation prohibits a Lien on the property acquired with the proceeds of such purchase money debt or capital lease and the proceeds thereof, (B) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (C) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (E) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (F) customary restrictions and conditions contained in any agreement relating to the sale of any asset pending the consummation of such sale, including any sale structured as a merger or consolidation of a Subsidiary of Borrower, (G) any transaction in which a condition to consummating such transaction is that all obligations under this Agreement be paid in full and that the commitment of Bank hereunder is terminated, or (H) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 5.1 and such restriction or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the specific purpose of avoiding the restrictions imposed by this paragraph.

5.2                               Borrowings.  Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes and discounting of account receivables with customers in the ordinary course of business, and without any fees other than the financial institution’s normal fees for such services.  Borrower will not incur Funded Debt, except (a) pursuant to agreements with Bank, (b) indebtedness pursuant to transactions entered into with Borrower’s Subsidiaries in the ordinary course of business as currently conducted to the extent otherwise permitted hereunder, (c) capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 5.1(e), and (d) other indebtedness of Borrower for borrowed money (other than the Revolving Loans) in an aggregate outstanding amount that does not at any time exceed Ten Million Dollars ($10,000,000).

5.3                               Acquisitions, Sale of Assets, Liquidation.

(a)                                 Acquisitions.  Borrower will not make any Acquisitions, unless:

(i) Borrower is the surviving entity (if a party to such transaction),

(ii) the assets so acquired will not be subject to any Lien following the effective date of such combination, except for Liens that are otherwise permitted pursuant to Section 5.1,

(iii) no Event of Default shall have occurred and be continuing or shall result therefrom,

(iv) the property acquired (or the property of the person acquired) in such Acquisition is used or useful in the same, similar, complementary or a related line of business as Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof),

(v) unless the consideration for such Acquisition is comprised solely of Borrower’s common stock, the board of directors (or other comparable governing body) of the person being acquired, merged or consolidated shall have duly approved such acquisition, merger or consolidation,

(vi) Borrower shall have delivered financial statements and other information relating to the person being acquired as Bank may reasonably request,

(vii) immediately prior to, and after giving pro forma effect to such Acquisition, Borrower is and remains in compliance on an actual and Pro Forma Basis with the financial covenants in Sections 4.6, 4.7 and 4.8 hereof, and

(viii) with respect to any single Acquisition (or series or related Acquisitions) in which the Total Consideration is greater than or equal to Twenty-Five Million Dollars ($25,000,000), Borrower shall have provided to Bank, not later than two (2) Business Days prior to the earlier of the date of public announcement of such Acquisition, or the closing of such Acquisition:

(A) written notice of such its intent to consummate such Acquisition, including (x) the Total Consideration paid or payable for such Acquisition, and (y) a summary as to the material terms and conditions of such Acquisition, and

(B) a Pro Forma Compliance Certificate with respect thereto, which shall include, in addition to the requirements set forth in the definition of Pro Forma Compliance Certificate, a certification that no Event of Default shall have occurred and be continuing or would result from such Acquisition.

(b)                                 Fundamental Changes.  Borrower will not liquidate, dissolve or consummate any consolidation, merger, or other business combination, or convey, sell, license or lease all or the greater part of its assets or business; provided, however, that so long as no Event of Default then exists or would result therefrom: (i) a Subsidiary may merge with and into Borrower (with the Borrower being the surviving Person), and (ii) Borrower may merge or consolidate with any Person as necessary to consummate Acquisitions permitted hereunder (provided that Borrower shall be the surviving Person).

5.4                               Loans, Advances and Guaranties.  Borrower will not except in the ordinary course of business as currently conducted, make any loans or advances, or become a guarantor or surety.  This Section 5.4 shall not prohibit any intercompany sales transactions in the ordinary course of Borrower’s business, between or among Borrower and its Subsidiaries in connection with transfer pricing, cost-sharing and similar arrangements.

5.5                               Redemption of Stock.  Borrower will not repurchase, redeem or retire any share of its capital stock for value or make any dividends or distributions on account thereof (each, a “Restricted Payment”); except for (a) dividends or distributions payable solely in shares of capital stock; (b) the repurchase of stock awards or options necessary to satisfy tax withholding obligations, and non-cash repurchases of capital stock deemed to occur upon exercise of stock options if such capital stock represents all or a portion of the exercise price of the option; (c) repurchases of fractional shares in connection with the conversion of any convertible securities; and (d) other Restricted Payments so long as (i) Borrower has given bank at least one (1) Business Day’s prior written notice thereof, (ii) no Event of Default has occurred and is continuing at such time, or would exist upon giving effect to such action, (iii) Borrower is Solvent both prior to and after giving effect to such action, (iv) immediately prior to, and after giving pro forma effect to, such Restricted Payment, Borrower is and remains in compliance on an actual and Pro Forma Basis with the financial covenants in Sections 4.6, 4.7 and 4.8 hereof, and (v) such action is permitted under and is made in compliance with all applicable Laws, including Sections 170 and 173 of the Delaware General Corporation Law.  Borrower shall deliver to Bank a Pro Forma Compliance Certificate within five (5) Business Days after any transaction under clause (d) above.

5.6                               Affiliate Transactions.  Borrower will not transfer any property to any Affiliate of Borrower, except for value received in the normal course of business and for an amount, including any management or service fee(s), and on terms substantially as favorable terms to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a)                                 transactions between Borrower and its Subsidiaries and between its Subsidiaries in the ordinary course of business as currently conducted;

(b)                                 the payment of reasonable fees, compensation, or employee benefit arrangements to, and any indemnity provided for the benefit of, officers, employees, and directors;

(c)                                  loans or advances to employees in the ordinary course of business; and

(d)                                 dividends and distributions to Affiliates expressly permitted under Section 5.5 hereof.

5.7                               Post-Closing Matters.  Not later than June 6, 2012, Borrower shall deliver, or cause to be delivered, to Bank duly executed favorable legal opinions of the General Counsel of the Borrower and Wilson Sonsini Goodrich & Rosati, counsel to Borrower, addressed to Bank, as to such matters concerning Borrower and the Loan Documents as Bank may reasonably request.

SECTION 6. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an event of default (each an “Event of Default”) under this Agreement:

6.1                               Borrower shall default in the due and punctual payment of the principal of or the interest on the Note, or the commitment fee pursuant to Section 1.5 above, and such failure shall continue for five (5) business days, or on any other amounts owing under any of the Loan Documents and such failure shall continue for ten (10) business days.

6.2                               Borrower shall default in the due performance or observance of Sections 4.1, 4.5, 4.6, 4.7, 4.8, 4.10, or Section 5 of this Agreement.

6.3                               Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents (other than Sections 4.1, 4.5, 4.6, 4.7, 4.8, 4.10, or Section 5 of this Agreement) and such failure shall continue for 30 days after written notice from Bank to Borrower of such default.

6.4                               Any representation or warranty made by Borrower in any Loan Document or by Borrower (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made.

6.5                               The insolvency of Borrower or the failure of Borrower generally to pay Borrower’s debts as such debts become due.

6.6                               The commencement as to Borrower of any voluntary or involuntary proceeding under any Laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief (and with respect to any involuntary proceeding, either such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days or the court shall have entered a decree or order granting the relief sought in such proceeding).

6.7                               Borrower shall make a general assignment for the benefit of its creditors.

6.8                               The appointment, or commencement of any proceedings for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of Borrower’s property.

6.9                               The commencement by Borrower of any proceeding for the dissolution or liquidation of Borrower.

6.10                        The termination of existence of Borrower.

6.11                        The revocation of any guaranty or subordination agreement given in connection with this Agreement.

6.12                        Judgments or orders for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or such judgment or order shall not have been satisfied; provided, however, there shall not be an Event of Default under this Section 6.12 if and for so long as the amount of such judgment or order is fully covered (subject to customary deductibles) by insurance under which the carrier has acknowledged coverage.

6.13                        Borrower shall fail to pay any principal or interest on any borrowed money that is outstanding in an aggregate principal amount in excess of the Applicable Debt Amount when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such borrowed money; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such borrowed money and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such borrowed money; or any such borrowed money shall be declared to be due and payable.

6.14                        If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, and the same is not discharged before the earlier of 30 days after the date it first arises.

Upon the occurrence and during the continuance of an Event of Default, Bank (i) may, by notice to Borrower, terminate its obligation to make Revolving Loans and issue L/Cs, and (ii)  may, by notice to Borrower, (A) declare the Revolving Loans, all interest thereon and all other amounts payable under this Agreement to be immediately due and payable, whereupon the Revolving Loans, all such interest and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (B) require the delivery to Bank of cash collateral acceptable to Bank in an amount equal to not less than one hundred five percent (105%) of the outstanding face amount of all outstanding L/C; provided, however, that upon the occurrence of an Event of Default described in Sections 6.6, 6.7, 6.8 or 6.9 above, (i) Bank’s obligation to make Revolving Loans and issue L/Cs shall automatically terminate, (ii) the Revolving Loans, all interest thereon and all other amounts payable under this Agreement shall automatically become immediately due and payable, and (iii) Borrower shall automatically be required to deliver to Bank cash collateral acceptable to Bank in an amount equal to not less than one hundred five percent (105%) of the outstanding face amount of all outstanding L/C.

SECTION 7. GENERAL PROVISIONS

7.1                               Additional Remedies.  The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by Law against Borrower or any other person or entity, including but not limited to Bank’s rights of setoff and banker’s lien.

7.2                               Nonwaiver.  Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof.  No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3                               Inurement.  The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

7.4                               Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

7.5                               Severability.  Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6                               Controlling Document.  In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7                               Construction.  The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.8                               Amendments.  This Agreement may be amended only in writing signed by all parties hereto.

7.9                               Counterparts.  Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.10                        Notices.  Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed.  The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.11                        Integration Clause.  Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Revolving Loan and any L/Cs, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

7.12                        Disputes.  TO THE EXTENT PERMITTED BY LAW, IN CONNECTION WITH ANY CLAIM, CAUSE OF ACTION, PROCEEDING OR OTHER DISPUTE CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), THE PARTIES TO THIS AGREEMENT EXPRESSLY, INTENTIONALLY, AND DELIBERATELY WAIVE ANY RIGHT EACH MAY OTHERWISE HAVE TO TRIAL BY JURY.  IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH IN THE PREVIOUS SENTENCE IS NOT ENFORCEABLE UNDER THE LAW APPLICABLE TO THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT AGREE THAT ANY CLAIM, INCLUDING ANY QUESTION OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE STATE LAW APPLICABLE TO THIS AGREEMENT.  THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE.  IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE.  THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT.  NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES.  THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY, UNLESS THE REFEREE ORDERS OTHERWISE.  THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH.  THE PARTIES ACKNOWLEDGE THAT IF A REFEREE IS SELECTED TO DETERMINE THE CLAIMS, THEN THE CLAIMS WILL NOT BE DECIDED BY A JURY.

7.13                        Patriot Act Notice.  Bank is subject to the USA PATRIOT Improvement and Reauthorization Act of 2005 (the “Patriot Act”) and hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

7.14                        Confidentiality.  Bank agrees that material, non-public information regarding Borrower and its Subsidiaries (or a Person to be acquired about which confidential information is delivered pursuant to Section 5.3), their operations, assets, and existing and contemplated business plans shall be treated by Bank in a confidential manner, and shall not be disclosed by Bank to persons or entities who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to the Bank, (ii) to subsidiaries and affiliates of the Bank, provided that any such Subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 7.14, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as requested or required by any governmental authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Bank), (vi) in connection with any assignment or participation of Bank’s interest under this Agreement, provided that any such assignee or participant shall have agreed in writing to receive such information hereunder subject to the terms of this Section 7.14, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 7.14 shall survive the payment in full of the obligations under this Agreement.

7.15                        Amendment and Restatement.  This Agreement is intended to and does completely amend, restate, supercede and replace, without novation, the Original Loan Agreement.  The execution and delivery of this Agreement shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, released, extinguished, or discharged any of Borrower’s obligations, indebtedness, duties or liabilities under the Original Loan Agreement or any Liens granted to Bank in connection therewith or the other Loan Documents, all of which are hereby ratified and confirmed.

7.16                        Indemnification.  Borrower unconditionally agrees to pay and protect, defend and indemnify Bank and Bank’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives against, and hold Bank and each such other party harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including without limitation attorney’s fees and costs) and other amounts incurred by Bank and each such other party, arising from the Revolving Loan and the transactions contemplated by this Agreement and the other Loan Documents, except to the extent caused by Bank’s gross negligence or willful misconduct.

[Signature page follows]

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

COHERENT, INC.

/s/ John Ambroseo
By:	John Ambroseo
Title:	President & CEO

/s/ Helene Simonet
By:	Helene Simonet
Title:	EVP & CFO

Address: 5100 Patrick Henry Drive Santa Clara, CA 95054 Attention: Chief Financial Officer and General Counsel Telecopier: (408) 764-4928 Telephone: (408) 764-4000

UNION BANK, N.A.

/s/ James B. Goudy
By:	James B. Goudy
Title:	Vice President

Address: 99 Almaden Boulevard, Suite 200 San Jose, California 95113 Attention: James B. Goudy Telecopier: (408) 280-7163 Telephone: (408) 279-7714